Exhibit 10.1

100 Pier 1 Place
Fort Worth, Texas  76102

May 6, 2019

Ms. Nancy A. Walsh

Re:
Letter Agreement regarding Executive Severance Agreement (“Severance Agreement”), dated January 25, 2018, by and between Nancy A. Walsh (“Executive”) and Pier 1 Imports, Inc. and its related affiliates and subsidiaries (“Pier 1” or “Company”)

Dear Ms. Walsh:

In connection with your departure from the Company on April 17, 2019, and in consideration of the mutual promises and covenants set forth in the Severance Agreement,  Company and Executive hereby agree as follows:

1.
Subject to the specified outplacement services described in item 2 below, the Company will provide Executive the Salary Continuation and other benefits outlined in Section 1(a) of the Severance Agreement.

2.
The Company agrees to pay Challenger, Grey & Christmas, Inc. the sum of $15,000 for  Executive’s outplacement services.  Payment shall be made directly to Challenger, Grey & Christmas, Inc. upon receipt of its invoice for outplacement services.  The payment described in this Section 2 satisfies any and all obligations of the Company to provide outplacement services pursuant to Section 1(a)(ii) of the Severance Agreement.

3.	The Company hereby waives the non-competition provisions set forth in Section 4(c) of the Executive Agreement and any related non-competition provision by and between the Company and Executive.

4.
The non-disparagement provision set forth in Section 6 of the Severance Agreement is hereby modified to be mutual between the parties.  Specifically, the Company shall be under the same duty not to disparage Executive as Executive is not to disparage the Company.

5.
The Company will not require Executive to repay any portion of the retention award paid pursuant to that certain First Amended and Restated Retention Award Agreement dated January 8, 2019, by and between Executive and Company, or sums previously paid to Executive or on Executive’s behalf in connection with Executive’s relocation to Texas in 2018.

The offer of Severance Benefits and the amendments and modifications set forth in this letter agreement are contingent upon Executive executing and returning to the Company the General Release and Waiver attached hereto as Exhibit A.  If the General Release and Waiver is not signed within the time specified in the General Release and Waiver or is signed but subsequently revoked, Executive will not continue to receive any Severance Benefits otherwise payable under subsection 1(a) of the Severance Agreement and the amendments and modifications set forth herein will be void.

This offer remains open until 5:00 o’clock p.m. (Ft. Worth, Texas time) on the twenty-first (21st) day following your receipt of this letter so that you will have at least twenty-one (21) days to consider the offer.  After you sign the General Release you may revoke your signature, in writing, within seven (7) days (“Revocation Period”).  If you revoke your signature you will not receive any Severance Benefits.  Please return your signed Severance Agreement to Pier 1 Imports, Attn: Christine C. Murray, 100 Pier 1 Place, Fort Worth, Texas 76102.

All capitalized terms used in this letter agreement, unless specifically defined herein, have the same meanings attributed to them in the Severance Agreement.  Except as amended by this letter agreement, the Severance Agreement remains unchanged and in full force and effect.  If there is any conflict between the provisions of the Severance Agreement and the provisions of this letter agreement, the provisions of this letter agreement shall control.

If you have any questions regarding this letter or the Severance Agreement, please contact me at (817) ___-____.

Very truly yours,
Pier 1 Services Company,
By: Pier 1 Holdings, Inc., its managing trustee

By: /s/ Christine C. Murray
Name: Christine C. Murray
Title: Executive Vice President, Human Resources & CHRO

Acknowledge and Agreed:

/s/ Nancy A. Walsh
Nancy A. Walsh

Date: May 10, 2019

Encl.: Exhibit A – General Release and Waiver

EXHIBIT A

NOTICE: YOU MAY CONSIDER THIS GENERAL RELEASE AND WAIVER FOR UP TO TWENTY-ONE (21) DAYS. YOU MAY NOT SIGN IT UNTIL ON OR AFTER YOUR LAST DAY OF WORK. IF YOU DECIDE TO SIGN IT, YOU MAY REVOKE THE GENERAL RELEASE AND WAIVER WITHIN SEVEN (7) DAYS AFTER SIGNING. ANY REVOCATION WITHIN THIS PERIOD MUST BE IMMEDIATELY SUBMITTED IN WRITING TO GENERAL COUNSEL, PIER 1 IMPORTS, INC., 100 PIER 1 PLACE, FORT WORTH, TEXAS, 76102. YOU MAY WISH TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

GENERAL RELEASE AND WAIVER

In consideration of the severance benefits that are described in the attached Executive Severance Agreement, as amended and modified by that certain letter agreement by and between myself and Pier 1 Imports (hereinafter defined) dated May 10, 2019, I, for myself, my heirs, administrators, representatives, executors, successors and assigns, do hereby release Pier 1 Imports, Inc., its subsidiaries and affiliates and its and their respective current and former agents, subsidiaries, affiliates, related organizations, employees, officers, directors, shareholders, attorneys, successors, and assigns (collectively, “Pier 1 Imports”) from any and all claims of any kind whatsoever, whether known or unknown, including but not limited to those claims arising out of, or connected with, my employment with Pier 1 Imports and the termination of my employment. This General Release and Waiver includes, but is not limited to, all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act (“ERISA”), the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Equal Pay Act, and any other federal, state or local constitution, statute, regulation or ordinance, all common law claims including, but not limited to, claims for wrongful or retaliatory discharge, intentional infliction of emotional distress, negligence, defamation, invasion of privacy and breach of contract, and all claims under any Pier 1 Imports policy, handbook or practice, to the fullest extent permitted under the law.

This General Release and Waiver does not apply to any claims that may arise after the date I sign this General Release and Waiver or any benefits I am entitled to under my Executive Severance Agreement dated January 25, 2018. Also excluded from this General Release and Waiver are any claims that cannot be waived by law and any rights or claims I may have to benefits accrued under benefit plans maintained by Pier 1 Imports and governed by ERISA.

I understand that nothing contained in this General Release and Waiver limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  I further understand that this General Release and Waiver does not limit my ability to communicate or share information with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies.  However, based on my release of claims set forth in this General Release and Waiver, I understand that I am releasing all claims and causes of action that I might personally pursue or that might be pursued in my name and, to the extent permitted by applicable law, my right to recover monetary damages or obtain injunctive relief that is personal to me in connection with such claims and causes of action.

I also waive any right to become, and promise not to consent to become, a participant, member, or named representative of any class in any case in which claims are asserted against Pier 1 Imports that are related in any way to my employment or termination of employment at Pier 1 Imports, and that involve events that have occurred as of the date I sign this General Release and Waiver. If I, without my knowledge, am made a member of a class in any proceeding, I will opt out of the class at the first opportunity afforded to me after learning of my inclusion. In this regard, I agree that I will execute, without objection or delay, an “opt-out” form presented to me either by the court in which such proceeding is pending, by class counsel or by counsel for Pier 1 Imports.

I have read this General Release and Waiver and understand all of its terms.

I have signed it voluntarily with full knowledge of its legal significance.

I have had the opportunity to seek, and I have been advised in writing of my right to seek, legal counsel prior to signing this General Release and Waiver.

I was given at least twenty-one (21) days to consider signing this General Release and Waiver. I agree that any modification of this General Release and Waiver Agreement will not restart the twenty-one (21) day consideration period.

I understand that if I sign the General Release and Waiver, I can change my mind and revoke it within seven (7) days after signing it by notifying the General Counsel of Pier 1 Imports in writing at 100 Pier 1 Place, Fort Worth, Texas 76102. I understand the General Release and Waiver will not be effective until after the seven (7) day revocation period has expired.

I understand that the delivery of the consideration herein stated does not constitute an admission of liability by Pier 1 Imports and that Pier 1 Imports expressly denies any wrongdoing or liability.

Date: May 10, 2019	Signed by:	/s/ Nancy A. Walsh
Nancy A. Walsh

	Witness by:	/s/